Exhibit 99.1

Valassis Completes Acquisition of ADVO

Combined Entity Creates Nation’s Leading Marketing Services Company

LIVONIA, Mich., March 2 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI) announced today the completion of its acquisition of ADVO, Inc., the nation’s leading direct mail media company, for an acquisition price of approximately $1.2 billion (on a fully diluted basis), including the refinancing of approximately $125 million in existing ADVO debt. The transaction was finalized on Friday, March 2, 2007. Shares of ADVO common stock were acquired by Valassis for $33.02 per share in cash, which includes interest accrued from Feb. 28, 2007 in accordance with the merger agreement. As a result of the acquisition, ADVO common stock will no longer be traded as of Monday, March 5, 2007.

Valassis funded the ADVO acquisition, together with the refinancing of ADVO debt and the payment of fees and expenses, through an $870.0 million senior secured credit facility with a syndicate of lenders jointly arranged by Bear, Stearns & Co. Inc. and Banc of America Securities LLC, $540.0 million in Valassis’ 8 1/4% Senior Notes due 2015 and existing cash on hand.

The combination of Valassis and ADVO provides the delivery of value- oriented consumer promotions by blending home newspaper delivery with shared direct mail. The combined company features the most comprehensive products and services offering in the industry serving over 15,000 advertisers worldwide, including 96 of the top 100 advertisers in the United States. The combined company now has 7,500 employees with operations in 22 states and nine countries.

“Today is a historic day as it marks the largest acquisition in Valassis history, further advancing a key growth strategy put into effect eight years ago,” said Alan F. Schultz, Valassis Chairman, President and CEO. “By combining Valassis and ADVO, we are creating the nation’s leading marketing services company. With complementary products, customers and distribution methods, we will now be able to offer superior customer solutions of unmatched reach, scale and value. This unique offering will allow us to gain a greater share of our customers’ marketing budgets. We are working to make the integration process as seamless as possible for all of our stakeholders. In addition, over the next few years we will work diligently to maximize free cash flow and reduce debt.”

“We are excited to have finalized the Valassis-ADVO transaction and begin writing a new chapter in the company’s history by combining ADVO’s highly complementary shared mail with Valassis’ newspaper-delivered offerings and existing 1 to 1 channels,” said Robert A. Mason, ADVO President. “ADVO’s extensive shared mail network will augment Valassis’ newspaper distribution network by providing shared mail reach to over 90 percent of U.S. homes. We now have the ability to grow our business by offering customers jointly- developed programs which optimize and integrate the usage of multiple distribution methods.”

Mr. Schultz will remain in his current role and lead the combined company, with Mr. Mason serving as President of ADVO. Valassis’ executive management team will take an active role in the combined company’s strategic direction. William F. Hogg, Valassis Executive Vice President of Manufacturing and Client Services, will continue to lead integration efforts while at the same time leading the manufacturing and client services areas of the combined company. Donald E. McCombs will retain his title of ADVO Executive Vice President and President of Operations. The combined company will be governed by the current Valassis Board of Directors and will continue to be headquartered in Livonia, Mich. ADVO will maintain a substantial presence in Windsor, Conn., where it has three locations.

About Valassis and ADVO

The combination of Valassis and ADVO creates the nation’s leading marketing services company, offering unique and diverse media plans with the most comprehensive product and services portfolio in the industry. The combined company offers products and services including newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; shared mail; direct mail; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. Together we reach over 60 million households through weekly newspaper distribution and 90% of U.S. homes though shared mail distribution. The company has relationships with more than 15,000 advertisers worldwide in various industries, representing 96 of the top 100 U.S. advertisers. With global headquarters in Livonia, Michigan, the company employs approximately 7,500 associates in 22 states and nine countries and is widely recognized for its associate and corporate citizenship programs. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of the Company’s customers and lead to reduced sales promotion spending; challenges and costs of achieving synergies in connection with the ADVO acquisition and integrating ADVO’s operations; or the ability of the Company to generate a sufficient amount of cash flow to meet its debt obligations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Valassis

CONTACT: Corporate Communications: Mary Broaddus, Manager, Corporate Communications, 1-734-591-7375, broaddusm@valassis.com, Investor Relations: Sherry Lauderback, Director, Investor Relations, 1-734-591-7374, lauderbacks@valassis.com, both of Valassis Web site: http://www.valassis.com (VCI)